UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 8, 2013

SeaWorld Entertainment, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35883	27-1220297
(State or Other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400 Orlando, Florida		32819
(Address of Principal Executive Offices)		(Zip Code)

(407) 226-5011

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 8, 2013, SeaWorld Entertainment, Inc. (the “Company”) entered into an agreement (the “Share Repurchase Agreement”) with certain entities (the “Selling Stockholders”) managed by an affiliate of The Blackstone Group L.P. pursuant to which the Company agreed to repurchase 1.5 million shares of its common stock directly from the Selling Stockholders in a private, non-underwritten transaction (the “Share Repurchase”) at a price per share equal to the price per share that would be paid to the Selling Stockholders by the underwriters in the proposed underwritten secondary offering being made pursuant to the Company’s registration statement on Form S-1 (File No. 333-192420). The Share Repurchase and entry into the Share Repurchase Agreement was approved by a special committee comprised of two of the Company’s independent, disinterested directors as being in the best interests of the Company and its stockholders other than the Selling Stockholders.

The Share Repurchase is expected to be consummated concurrently with the closing of the proposed underwritten secondary offering, subject to the satisfaction of customary closing conditions as set forth in the Share Repurchase Agreement. The completion of the Share Repurchase is conditioned upon, among other things, the completion of the proposed underwritten secondary offering, but the completion of the proposed underwritten secondary offering is not conditioned upon the completion of the Share Repurchase.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: December 9, 2013	By:	/s/ G. Anthony (Tony) Taylor
		Name:	G. Anthony (Tony) Taylor
		Title:	Chief Legal and Corporate Affairs Officer, General Counsel and Corporate Secretary